EXHIBIT 5.1
[Troy & Gould Letterhead]
June 15, 2006
Omni U.S.A., Inc.
2236 Rutherford Road, Suite 107
Carlsbad, California 92008

Ladies and Gentlemen:

The referenced Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Omni U.S.A., Inc., a Nevada corporation (the “Corporation”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers 7,500,000 shares of the Corporation’s common stock, $0.004995 par value (the “Common Stock”), issuable under the Corporation’s 2006 Equity Incentive Plan. We are rendering this opinion pursuant to Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K.

In connection with this opinion, we have relied on an officer’s certificate regarding certain factual matters, and have examined records of proceedings of the Corporation’s Board of Directors deemed by us to be relevant to this opinion and other documents and agreements we deemed necessary for purposes of expressing the opinion set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

In our examination, we have assumed (without investigation or inquiry) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which we did not independently establish or verify, we have relied on statements and representations of officers and other representatives of the Corporation and others.

The law covered by our opinion is limited to the internal laws of the State of California and the general corporation law provisions of the Nevada Revised Statutes. We neither express nor imply any opinion with respect to the laws of any other jurisdiction, and we assume no responsibility with respect to the application or effect of the laws of any other jurisdiction.

This opinion is provided to the Corporation and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of the matter set forth below, and no opinion may be implied or inferred beyond that expressly stated.

Based upon the foregoing, it is our opinion that the 7,500,000 shares of Common Stock covered by the Registration Statement and the 2006 Equity Incentive Plan have been duly authorized, and upon issuance and sale in conformity with and pursuant to the 2006 Equity Incentive Plan, those shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Troy & Gould TROY & GOULD Professional Corporation